Light & Wonder, Inc.
Reports Third Quarter 2025 Results
Strong Execution and Game Performance Building Momentum, Delivering 78% Net Income Growth, 25% Adjusted NPATA(1) Growth and Strong Cash Flows
Delivered 21st Consecutive Quarterly Increase in North American Premium Installed Base, Added 639 Gaming Operations Units(2) Sequentially and over 2,800 Units in North America Year-over-Year, with Grover Adding 229 Units Sequentially
Disciplined Execution Across Digital Businesses with iGaming Delivering Record Results and SciPlay Continuing Expansion of Direct-to-Consumer (“DTC”) Revenue
Returned $111 Million of Capital to Shareholders through Share Repurchases during the Quarter and Extended 2028 Debt Maturity to 2033 while Reducing Interest Rate
Demonstrated Diversity and Strength of Product Offerings and Game Portfolio across Our Business at G2E and AGE
Transition to Sole Primary Listing on the ASX on Schedule(3)
LAS VEGAS — November 5, 2025 — Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the third quarter ended September 30, 2025.
Light & Wonder delivered another quarter of strong earnings and cash flows underpinned by disciplined execution and game performance, while continuing to advance our robust content roadmap and cross-platform strategy, as demonstrated at G2E and AGE. Consolidated revenue of $841 million increased by 3%, while Net income rose 78% to $114 million, driving Net income per share(4) up 89% to $1.34, compared to the prior year period. Consolidated AEBITDA(1) grew 18% to $375 million, and Adjusted NPATA(1) increased 25% to $153 million, or 35% on a per share basis(1)(4) to $1.81. Gaming revenue grew 4% to $558 million compared to the prior year period, with the increase primarily driven by Gaming operations revenue, which increased 38% to $241 million. This was driven by a 15% increase, or $26 million, in base Gaming operations revenue and an incremental $40 million contribution from Grover charitable gaming (“Grover”). Gaming operations in the North American premium installed base has grown for 21 consecutive quarters while Grover added 229 units on a sequential basis. iGaming delivered quarterly record revenue with AEBITDA margin (“margin”) expansion primarily on sustained U.S. momentum underpinned by first-party content proliferation and partner network growth, while SciPlay continued to grow DTC revenue.
During the third quarter, we generated $184 million in net cash provided by operating activities and $136 million in free cash flow(1), representing 55% and 64% year-over-year growth, respectively, while we returned $111 million to shareholders through share repurchases and an additional $101 million subsequent to the third quarter through October 31, 2025, which brought us to approximately 51% utilization of our authorized $1.5 billion share repurchase program, with remaining capacity of $735 million. Since the initiation of the prior share repurchase program in March of 2022 and through October 31, 2025, the Company has returned $1.5 billion to shareholders by repurchasing 19.9 million shares, representing 21% of total outstanding shares prior to the commencement of the programs. We also successfully extended certain debt maturities from 2028 to 2033 while lowering the interest rate, as described further below.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Excludes Grover charitable gaming units.
(3) Subject to applicable U.S. and Australian regulatory, and other third-party, approvals and processes.
(4) Per share amounts are calculated based on weighted average number of diluted shares.

Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “I want to thank all stakeholders for their continued support, as we work toward completion of our transition to a sole primary listing on the Australian Securities Exchange (“ASX”)(1), where we’ve been listed since 2022. This move simplifies our listing structure for shareholders and further enhances Light & Wonder’s profile within a Gaming-attuned Australian market. Our R&D engine continues to deliver world-class content, reflected in another strong quarter for Gaming operations and record iGaming performance. We are reinvesting in the business to drive long-term sustained growth, as evidenced by the number and quality of new games and hardware showcased at this year’s G2E. Additionally, we are thrilled to report that the integration of Grover Gaming into our omni-channel strategy is progressing well. The team is fully prepared to participate in the opening of the Indiana charitable gaming market, expected in the coming months.”
Oliver Chow, Chief Financial Officer of Light & Wonder, said, “Our continued focus on operational excellence and disciplined execution once again drove year-over-year Net income and Consolidated AEBITDA(2) growth. We are also pleased with the strong cash flow generated this quarter, which continued the trend we have seen throughout the year. Combined with our disciplined capital allocation program, we have now completed approximately 51%(3) of our expanded share buyback program, underscoring our confidence in the business, balance sheet flexibility and our ongoing commitment to returning value to shareholders. We remain committed to taking advantage of attractive opportunities to accelerate our repurchase program, while delivering on our long-term financial objectives.”
LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE
•Returned $111 million of capital to shareholders through the repurchase of approximately 1.2 million shares of L&W common stock (“Shares”) during the quarter. The Company has completed $765 million of its authorized $1.5 billion share repurchase program this year as of October 31, 2025, and since initiation of the prior share repurchase program in March of 2022 through October 31, 2025, the Company has returned $1.5 billion to shareholders through the repurchase of 19.9 million shares, representing 21% of total outstanding shares prior to the commencement of the programs. We retain discretion to accelerate repurchase activity to capitalize on opportunities to deliver enduring value creation for shareholders. We expect to utilize a meaningful share of the remaining available $735 million capacity prior to the end of 2025(4) across both our Nasdaq and ASX listings(1), while preserving a healthy liquidity position. Pending the extent of share repurchase activity, our net debt leverage ratio(2) may move slightly above the high end of the targeted range, near term. However, if that were to occur, we would expect to quickly return within our targeted net debt leverage ratio(5) range of 2.5x to 3.5x, underpinned by the business’s strong cash flow generation capabilities. We retain a highly flexible capital structure that allows us to deploy balance sheet capacity opportunistically when appropriate, and absent any capital allocation opportunities, we aim to position at the lower end of the range over the long run.
•Principal face value of debt outstanding(6) was $5.0 billion, translating to a net debt leverage ratio(2) of 3.5x as of September 30, 2025 or combined net debt leverage ratio(2) of 3.3x, which remained within our targeted net debt leverage ratio(5) range of 2.5x to 3.5x. This reflects a reduction in our net debt leverage ratio(2) from June 30, 2025, despite the increased volume of our share repurchases, capitalizing on market dislocation and consistent with our capital allocation strategy.
•Issued $1 billion in aggregate principal amount of 6.250% senior unsecured notes due 2033 on September 24, 2025 (“2033 Unsecured Notes”). The net proceeds of the 2033 Unsecured Notes were used to pay all $700 million of the outstanding principal amount of our senior unsecured notes due 2028, thereby extending the maturity of our outstanding bonds from 2028 to 2033 and reducing the interest rate from 7.00% to 6.25%. The proceeds were also used to pay all outstanding borrowings under our revolving line of credit and to pay accrued and unpaid interest, fees and expenses related to these debt transactions, with any remaining proceeds to be used for general corporate purposes, including our share repurchase program.

(1) Subject to applicable U.S. and Australian regulators, and other third-party approvals and processes.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Through October 31, 2025.
(4) Share repurchase activity is subject to necessary Board approvals, capital allocation priorities and prevailing market conditions.
(5) Represents a forward-looking non-GAAP financial measure presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(6) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 10 to the Condensed Consolidated Financial Statements in our September 30, 2025 Form 10-Q.

LEVERAGE, CAPITAL ALLOCATION AND BUSINESS UPDATE (Continued)
•FY 2025 Financial outlook — The Company maintains its full-year 2025 financial outlook, consistent with the outlook shared last quarter. The Consolidated AEBITDA guidance(1) range remains between $1.43 billion and $1.47 billion, and the associated Adjusted NPATA guidance(1) range remains between $550 million and $575 million. The Company remains committed to its long-term strategy and value creation.
•Sole primary listing on the ASX — We are in the process of moving from our current dual listing on Nasdaq and the ASX to a sole primary listing on the ASX, and we are on schedule to complete this transition with the previously announced timeline on October 13, 2025(2). As of November 4, 2025, holders of 46.4 million Shares, representing approximately 57% of the total outstanding Shares as of such date, have converted their Shares to CHESS Depositary Interests tradable on the ASX.
SUMMARY RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions except per share amounts)	2025	2024	2025	2024
Revenue	$841	$817	$2,424	$2,391
Net income	114	64	291	228
Net income per share – Diluted	1.34	0.71	3.39	2.49
Net cash provided by operating activities	184	119	475	430
Capital expenditures	79	71	218	224

Non-GAAP Financial Measures(3)
Consolidated AEBITDA	$375	$319	$1,038	$929
Adjusted NPATA	153	122	406	354
Adjusted NPATA per share – Diluted (or EPSa)	1.81	1.34	4.73	3.87
Free cash flow	136	83	276	244

			As of
Balance Sheet Measures			September 30, 2025	December 31, 2024
Cash and cash equivalents			$236	$196
Total debt			4,942	3,870
Available liquidity(4)			1,226	936

(1) Represents a forward-looking non-GAAP financial measure presented on a supplemental basis. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Subject to applicable U.S. and Australian regulators, and other third-party approvals and processes.
(3) Represent non-GAAP financial measures. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity.

Third Quarter 2025 Financial Highlights
•Third quarter consolidated revenue was $841 million compared to $817 million, a 3% increase versus the prior year period. Growth was primarily driven by a 4% increase in Gaming revenue coupled with record iGaming revenue, which grew 16% compared to the prior year period. SciPlay revenue decreased by 4%, but the business continued to expand its direct-to-consumer revenue to 20% of the total SciPlay revenue. Grover contributed $40 million to consolidated revenue during the third quarter of 2025.
•Net income increased 78% to $114 million, compared to $64 million in the prior year, supported by consolidated revenue growth and record margins across all businesses, reflecting continued operational efficiencies and disciplined cost management, as well as lower restructuring and other costs related to certain legal reserves recorded in the prior year. Net income per share(1) increased by 89% to $1.34, compared to $0.71 in the prior year period.
•Consolidated AEBITDA(2) was $375 million, compared to $319 million in the prior year period, an 18% increase primarily driven by revenue growth from Gaming and iGaming coupled with strong margin expansion across all businesses and contributions from Grover.
•Adjusted NPATA(2) increased 25% to $153 million, as compared to $122 million in the prior year period, primarily benefiting from revenue growth and expanded margins across all businesses, including Grover contributions. Adjusted NPATA per share (EPSa)(1)(2) increased 35% to $1.81, compared to $1.34 in the prior year period.
•Net cash provided by operating activities was $184 million, compared to $119 million in the prior year period, reflecting earnings strength and lower cash tax payments, partially offset by changes in working capital, including higher interest payments as a result of debt transactions and $13 million in costs related to the Grover acquisition and pending ASX transition(3).
•Free cash flow(2) was $136 million, compared to $83 million in the prior year period. The increase was primarily driven by the same factors impacting net cash provided by operating activities as described above.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2025

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(4)(5)
	2025	2024	$	%	2025	2024	$	%	2025	2024	PP Change(5)
Gaming	$558	$537	$21	4%	$305	$267	$38	14%	55%	50%	5
SciPlay	197	206	(9)	(4)%	71	66	5	8%	36%	32%	4
iGaming	86	74	12	16%	34	24	10	42%	40%	32%	8
Corporate and other(6)	—	—	—	—%	(35)	(38)	3	8%	n/a	n/a	n/a
Total	$841	$817	$24	3%	$375	$319	$56	18%	45%	39%	6

PP — percentage points.
n/a — not applicable.

(1) Per share amounts are calculated based on weighted average number of diluted shares.
(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) Subject to applicable U.S. and Australian regulators, and other third-party approvals and processes.
(4) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(5) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(6) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Third Quarter 2025 Business Segments Key Highlights
•    Gaming revenue was $558 million, up 4% compared to the prior year period, primarily driven by Gaming operations, which grew $66 million, or 38%, benefiting from an increase in our North American installed base of 2,834 units(1), or 9% year-over-year, to 35,985 units(1). Our North American premium installed base (excluding Grover contributions) grew for the 21st consecutive quarter, representing 52% of our total North American installed base mix. The increase in Gaming revenue also benefited from Table products revenue increasing 6%, partially offset by Gaming machine sales decreasing 21% due to the timing of game sales. Our diversified portfolio of successful game franchises and the continued proliferation of our COSMIC®, COSMIC UPRIGHT and HORIZON® cabinets continued to drive growth and strong performance. Grover also contributed $40 million to Gaming operations revenue and had over 11,250 active devices included as a part of the installed base as of the end of the third quarter of 2025, which is an increase of 229 units on a sequential basis, or over 850 units since announcing the acquisition in February of 2025. Gaming AEBITDA was $305 million, up 14% compared to the prior year period, primarily due to revenue growth and margin expansion of 500 basis points, inclusive of Grover contributions.
•    SciPlay revenue was $197 million, a 4% decrease compared to the prior year period due to a decline in average monthly payers primarily attributable to JACKPOT PARTY® Casino, which was partially offset by an increase in average monthly revenue per paying user. The social casino business continued to deliver quality player monetization, leveraging game content and dynamic Live Ops through the SciPlay Engine. SciPlay increased its ARPDAU(2) 4% to $1.08 year-over-year and grew AMRPPU(3) by 11% to $126.23. AEBITDA increased 8% to $71 million, reflecting margin expansion of 400 basis points primarily driven by our growing direct-to-consumer platform, which generated $40 million, or 20% of the total SciPlay revenue for the quarter.
•    iGaming revenue increased 16% to $86 million, and AEBITDA increased 42% to $34 million for the current year period, both reaching record levels. Revenue growth for the period reflected continued momentum in North America underpinned by first-party content proliferation and the expansion of our partner network. Wagers processed through our iGaming platform reached a quarterly record of $28.0 billion.
•    Capital expenditures were $79 million in the third quarter of 2025, as compared to $71 million in the prior year period.

(1) Excludes Grover charitable gaming units.
(2) Average Revenue Per Daily Active User.
(3) Average Monthly Revenue Per Paying User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Wednesday, November 5, 2025 at 4:30 p.m. EST to review the Company’s third quarter results. To access the call, live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (833) 470-1428 for U.S., +61 2 7908-3093 for Australia or +1 (404) 975-4839 for International and ask to join the Light & Wonder call using conference ID: 612877. A replay of the webcast will be archived in the Investors section on www.lnw.com.

Advisors
Light & Wonder has retained Barrenjoey Advisory Pty Limited, Jarden Australia Pty Limited, Goldman Sachs and J.P. Morgan to advise on the transition to a sole listing on the ASX. Herbert Smith Freehills Kramer is acting as Australian legal advisor and Cravath, Swaine & Moore LLP is acting as U.S. legal advisor to Light & Wonder in connection with such transition.

About Light & Wonder
Light & Wonder, Inc. is the leading cross-platform global games company. Through our three unique, yet highly complementary business segments, we deliver unforgettable experiences by combining the exceptional talents of our 6,500+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, with the ASX through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Investor Relations	Media Relations
Rohan Gallagher	Andy Fouché
EVP, Global Chief Corporate Affairs Officer ir@lnw.com	VP, Corporate Affairs and Communications media@lnw.com

All ® notices signify marks registered in the United States. © 2025 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact new or increased tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including changes in consumer sentiment and discretionary spending, increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, progress under, or the elimination of, our share repurchase program;
•resulting pricing variations and other impacts of our common stock being listed to trade on more than one stock exchange;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of ongoing changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•failure to retain key Management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as Management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•the risk that any potential disruptions from the Grover acquisition will harm relationships with customers, employees and suppliers;
•the possibility that the Company may be unable to achieve expected financial, operational and strategic benefits of the Grover acquisition and may not be able to successfully integrate Grover into the Company’s operations;
•risks as a result of being publicly traded in the United States and Australia, including price variations and other impacts relating to the current dual listing of the Company’s common stock on the ASX and Nasdaq;
•risks relating to transitioning, or failing to transition, to a sole primary listing on the ASX, including delisting the Company’s common stock from Nasdaq, which could negatively affect the liquidity and trading prices of our common stock, impact our access to the capital markets and result in less or differing disclosure about the Company, as well as additional regulation which the Company is not currently familiar with;
•the possibility that we may be unable to achieve expected operational, strategic and financial benefits of the SciPlay merger;

•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems (including further developments in the Dragon Train litigation described under “Aristocrat Matters” in Note 15 of our quarterly report on Form 10-Q filed with the SEC for the quarter ended September 30, 2025), our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws, government regulations and potential trade tariffs, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the Internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, including Internet wagering, social gaming and sweepstakes;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on Internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of Internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC for the year ended December 31, 2024 on February 25, 2025 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us, and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, charitable gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Services	$601	$530	$1,694	$1,573
Products	240	287	730	818
Total revenue	841	817	2,424	2,391
Operating expenses:
Cost of services(1)	112	112	336	334
Cost of products(1)	105	134	311	366
Selling, general and administrative	219	220	644	657
Research and development	62	66	192	194
Depreciation, amortization and impairments	108	90	298	264
Restructuring and other	6	36	43	76
Total operating expenses	612	658	1,824	1,891
Operating income	229	159	600	500
Other (expense) income:
Interest expense	(84)	(73)	(229)	(223)
Loss on debt financing transactions	(4)	(2)	(5)	(2)
Other (expense) income, net	(2)	(3)	1	14
Total other expense, net	(90)	(78)	(233)	(211)
Net income before income taxes	139	81	367	289
Income tax expense	(25)	(17)	(76)	(61)
Net income	$114	$64	$291	$228

Basic and diluted net income per share:
Basic	$1.37	$0.72	$3.45	$2.55
Diluted	$1.34	$0.71	$3.39	$2.49

Weighted average number of shares used in per share calculations:
Basic shares	84	89	84	90
Diluted shares	85	91	86	92

(1) Excludes depreciation, amortization and impairments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30,	December 31,
	2025	2024
Assets:
Cash and cash equivalents	$236	$196
Restricted cash	88	110
Receivables, net of allowance for credit losses of $28 and $35, respectively	659	585
Inventories	175	158
Prepaid expenses, deposits and other current assets	164	134
Total current assets	1,322	1,183

Restricted cash	5	6
Receivables, net of allowance for credit losses of $5	87	97
Property and equipment, net	348	286
Operating lease right-of-use assets	48	44
Goodwill	3,361	2,890
Intangible assets, net	842	454
Software, net	184	161
Deferred income taxes	241	229
Other assets	71	71
Total assets	$6,509	$5,421

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$49	$23
Accounts payable	162	216
Accrued liabilities	374	447
Income taxes payable	36	49
Total current liabilities	621	735

Deferred income taxes	13	12
Operating lease liabilities	32	31
Other long-term liabilities	227	160
Long-term debt, excluding current portion	4,893	3,847
Total stockholders’ equity	723	636
Total liabilities and stockholders’ equity	$6,509	$5,421

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$114	$64	$291	$228
Adjustments to reconcile net income to net cash provided by operating activities	185	116	410	311
Changes in working capital accounts, excluding the effects of acquisitions	(115)	(61)	(226)	(109)
Net cash provided by operating activities	184	119	475	430
Cash flows from investing activities:
Capital expenditures	(79)	(71)	(218)	(224)
Acquisitions of businesses and assets, net of cash acquired	—	(1)	(861)	(5)
Net cash used in investing activities	(79)	(72)	(1,079)	(229)
Cash flows from financing activities:
Proceeds (payments) of long-term debt, net	95	—	1,079	(5)
Payments of debt issuance and deferred financing costs	(13)	(2)	(18)	(4)
Payments on license obligations	(16)	(6)	(28)	(20)
Payments of contingent acquisition considerations	—	(2)	(2)	(16)
Purchase of L&W common stock	(110)	(44)	(380)	(219)
Net redemptions of common stock under stock-based compensation plans and other	(4)	(12)	(39)	(51)
Net cash (used in) provided by financing activities	(48)	(66)	612	(315)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	4	9	—
Increase (decrease) in cash, cash equivalents and restricted cash	58	(15)	17	(114)
Cash, cash equivalents and restricted cash, beginning of period	271	422	312	521
Cash, cash equivalents and restricted cash, end of period	$329	$407	$329	$407

Supplemental cash flow information:
Cash paid for interest	$89	$62	$226	$208
Income taxes paid	23	48	94	118
Cash paid for contingent acquisition considerations included in operating activities	—	—	—	22
Supplemental non-cash transactions:
Non-cash interest expense	$2	$2	$7	$7

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, NORMALIZED EBITA, ADJUSTED NPATA, AND ADJUSTED NPAT, SUPPLEMENTAL BUSINESS SEGMENT DATA AND RECONCILIATION TO CONSOLIDATED AEBITDA MARGIN
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Reconciliation of Net Income to Consolidated AEBITDA
Net income	$114	$64	$291	$228
Restructuring and other(1)	6	36	43	76
Other expense (income), net	6	8	9	(7)
Loss on debt financing transactions	4	2	5	2
Income tax impact on adjustments	(4)	(12)	(13)	(17)
Adjusted NPAT	126	98	335	282
Amortization of acquired intangibles and impairments	35	31	92	93
Income tax impact on adjustments	(8)	(7)	(21)	(21)
Adjusted NPATA	153	122	406	354
Interest expense	84	73	229	223
Income tax expense and adjustments	37	36	110	99
Normalized EBITA(2)	274	231	745	676
Depreciation and amortization expense	73	59	206	171
Stock-based compensation	28	29	87	82
Consolidated AEBITDA	$375	$319	$1,038	$929

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$305	$267	$839	$771
SciPlay	71	66	209	198
iGaming	34	24	89	73
Total business segments AEBITDA	410	357	1,137	1,042
Corporate and other(3)	(35)	(38)	(99)	(113)
Consolidated AEBITDA	$375	$319	$1,038	$929

Reconciliation to Consolidated AEBITDA Margin
Net income	$114	$64	$291	$228
Consolidated AEBITDA	375	319	1,038	929
Revenue	841	817	2,424	2,391
Net income margin	14%	8%	12%	10%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	45%	39%	43%	39%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Represents normalized earnings before interest, taxes and amortization of acquired intangibles and impairments. Refer to non-GAAP financial measure definitions below for further details.
(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NPATA PER SHARE ON DILUTED BASIS
(Unaudited, in per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Reconciliation of Net Income Per Share to Adjusted NPATA Per Share
Net income per share – Diluted	$1.34	$0.71	$3.39	$2.49
Amortization of acquired intangibles and impairments	0.42	0.34	1.08	1.01
Restructuring and other	0.07	0.40	0.50	0.83
Other expense (income), net	0.07	0.08	0.11	(0.07)
Loss on debt financing transactions	0.04	0.02	0.05	0.02
Income tax impact on adjustments	(0.13)	(0.21)	(0.40)	(0.41)
Adjusted NPATA per share – Diluted	$1.81	$1.34	$4.73	$3.87

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended
	September 30,	September 30,	June 30,
	2025	2024	2025
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations(1)	$241	$175	$209
Gaming machine sales	189	238	191
Gaming systems	72	71	73
Table products	56	53	55
Total revenue	$558	$537	$528
Gaming Operations:
U.S. and Canada:(1)
Installed base at period end	47,240	33,151	46,372
Average daily revenue per unit	$45.35	$49.05	$47.40
International:(2)
Installed base at period end	19,494	21,426	19,526
Average daily revenue per unit	$16.19	$15.11	$16.97
Gaming Machine Sales:
U.S. and Canada new unit shipments	6,021	6,094	5,454
International new unit shipments	2,587	6,969	3,585
Total new unit shipments	8,608	13,063	9,039
Average sales price per new unit	$19,637	$17,094	$18,930
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	5,481	5,476	5,231
Casino opening and expansion units	540	618	223
Total unit shipments	6,021	6,094	5,454
International unit shipments:
Replacement units	2,550	6,827	3,511
Casino opening and expansion units	37	142	74
Total unit shipments	2,587	6,969	3,585
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Third-party platforms and other(3)	$157	$181	$165
Direct-to-consumer platforms	40	25	35
Total revenue	$197	$206	$200
In-App Purchases:
Average MAU(4)	5.2	5.6	5.2
Average DAU(5)	2.0	2.1	2.0
ARPDAU(6)	$1.08	$1.04	$1.08
Average MPU(7) (in thousands)	514	600	512
AMRPPU(8)	$126.23	$113.49	$128.96
Payer Conversion Rate(9)	10.0%	10.7%	9.8%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$28.0	$22.8	$26.6
(1) Inclusive of Grover charitable gaming active devices.
(2) Units exclude those related to game content licensing.
(3) Other primarily represents advertising revenue, which was not material for the periods presented.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO CONSOLIDATED AEBITDA
(Unaudited, in millions)

	Twelve Months Ended
	September 30, 2025	June 30, 2025	December 31, 2024
Net income	$398	$348	$336
Restructuring and other	61	91	94
Depreciation, amortization and impairments	395	377	361
Other income, net	(21)	(18)	(37)
Interest expense	299	289	293
Income tax expense	101	93	85
Stock-based compensation	115	116	110
Loss on debt financing transactions	5	2	2
Consolidated AEBITDA	$1,353	$1,298	$1,244

RECONCILIATION OF GROVER OPERATING INCOME TO GROVER ADJUSTED EBITDA
(Unaudited, in millions)
	For the Period	For the Period
	from October 1, 2024	from July 1, 2024
	to May 15, 2025	to May 15, 2025
Grover Charitable Gaming operating income	$64	$86
Depreciation and amortization	11	16
Grover Adjusted EBITDA(1)	$75	$102

	Twelve Months Ended
	September 30, 2025	June 30, 2025
Combined AEBITDA(2)	$1,428	$1,400

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT, NET DEBT LEVERAGE RATIO AND COMBINED NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratios)
	As of
	September 30, 2025	June 30, 2025	December 31, 2024
Consolidated AEBITDA	$1,353	$1,298	$1,244
Combined AEBITDA(2)	1,428	1,400	n/a

Total debt	$4,942	$4,856	$3,870
Add: Unamortized debt discount/premium and deferred financing costs, net	46	37	39
Principal face value of debt outstanding	4,988	4,893	3,909
Less: Cash and cash equivalents	236	136	196
Net debt	$4,752	$4,757	$3,713

Net debt leverage ratio	3.5	3.7	3.0
Combined net debt leverage ratio(3)	3.3	3.4	n/a

n/a — not applicable.
(1) Grover Adjusted EBITDA, a non-GAAP measure, is unaudited and based on preliminary estimates and assumptions. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined AEBITDA consists of Consolidated AEBITDA and Grover Adjusted EBITDA. Refer to non-GAAP financial measure definitions below for further details.
(3) Combined net debt leverage ratio represents Net debt divided by Combined AEBITDA. Refer to non-GAAP financial measure definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$184	$119	$475	$430
Less: Capital expenditures	(79)	(71)	(218)	(224)
Add: Payments on contingent acquisition considerations	—	—	—	22
Less: Payments on license obligations	(16)	(6)	(28)	(20)
Add: Change in restricted cash impacting working capital	47	41	47	36
Free cash flow(1)	$136	$83	$276	$244
Supplemental cash flow information - items impacting free cash flows:
Litigation settlements	$—	$—	$73	$—
Professional fees, services and other costs related to strategic review and the Grover acquisition	13	—	16	—

(1) Includes $5 million and $25 million collected for the three and nine months ended September 30, 2025 related to Management designated restricted funds associated with certain Dragon Train® game sales in which control of the units have transferred to the customer, but the title transfer was pending until the final payment.

Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (on a diluted basis) (also referred to as EPSa), Normalized EBITA, Consolidated AEBITDA, Grover Adjusted EBITDA, Combined AEBITDA, Consolidated AEBITDA margin, Free cash flow, Net debt, Net debt leverage ratio and Combined net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Following our dual listing and pending transition to a sole primary listing on the ASX, Management introduced usage of Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share (EPSa) and Normalized EBITA, all of which are non-GAAP financial measures and are widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Following the closing of the Grover acquisition, Management introduced usage of certain of these non-GAAP financial measures on a “Combined” basis. Combined non-GAAP financial measures include results for both the Company and Grover on a combined basis, inclusive of periods prior to the closing of the acquisition. The Combined measures do not reflect any pro forma adjustments or other adjustments for costs related to integration activities, cost savings or other synergies that have been or may have been achieved if the business combination occurred as of the beginning of the applicable twelve-month period. We cannot assure you that such measures would not be materially different if such information were audited or that our actual results would not differ materially from the Combined measures if the acquisition had been completed as of the beginning of the applicable period.
Management uses Net debt, Net debt leverage ratio and Combined net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes Adjusted NPAT, Adjusted NPATA, Adjusted NPATA per share and Normalized EBITA are useful for investors because they provide investors with additional perspective on performance, as the measures eliminate the effects of, as applicable, amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of operations and are better evaluated separately. These measures are widely used to measure performance of gaming and other companies listed on the ASX.
Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of the Company’s operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow provides useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management believes that the Combined measures are useful to investors because they provide additional information regarding the combined business of the Company and Grover across the periods being presented, allowing for more meaningful comparisons of overall liquidity, financial flexibility and leverage.
Management also believes that Free cash flow is useful for investors because it provides investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations and adjustments for changes in restricted cash impacting working capital.
Adjusted NPAT and Adjusted NPATA
Adjusted NPAT and Adjusted NPATA, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures of the Company’s operations and are reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Adjusted NPAT and Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPAT and Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPAT is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic review and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Income tax impact on adjustments; and (5) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. Adjusted NPATA is reconciled to Net income and includes the following incremental adjustments to those used to reconcile Adjusted NPAT: (1) Amortization of acquired intangible assets; (2) Non-cash asset and goodwill impairments; and (3) Income tax impact on adjustments. Adjusted NPATA guidance range for fiscal year 2025 denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Adjusted NPATA guidance range to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Adjusted NPATA Per Share – Diluted (EPSa)
Adjusted NPATA per share (EPSa), as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations on diluted basis and is reconciled to diluted net income per share as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Per Share to Adjusted NPATA Per Share on Diluted Basis.” Adjusted NPATA per share should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA per share may differ from similarly titled measures presented by other companies. Adjusted NPATA per share is reconciled to diluted net income per share and includes the same adjustments with respect to Adjusted NPATA as described in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin” in per share amounts.
Normalized EBITA
Normalized EBITA, as used herein, is a non-GAAP financial measure that is presented as supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Normalized EBITA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC. Normalized EBITA may differ from similarly titled measures presented by other companies.
Normalized EBITA is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic review and other unusual items; (2) Loss on debt financing transactions; (3) Change in fair value of investments and Gain on remeasurement of debt and other; (4) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments; (5) Amortization of acquired intangible assets; (6) Non-cash asset and goodwill impairments; (7) Interest expense; and (8) Income tax expense and impact on adjustments.
Consolidated AEBITDA
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Consolidated AEBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin,” which includes reconciliations for several non-GAAP financial measures. Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income and includes the following adjustments, as applicable: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs, strategic review and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Loss on debt financing transactions; (4) Change in fair value of investments and Gain on remeasurement of debt and other; (5) Interest expense; (6) Income tax expense and impact on adjustments; (7) Stock-based compensation; and (8) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss. Consolidated AEBITDA guidance range for fiscal year 2025 denotes a non-GAAP financial measure. We are not providing a forward-looking quantitative reconciliation of Consolidated AEBITDA guidance range to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.
Grover Adjusted EBITDA
Grover Adjusted EBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure, is unaudited and based on preliminary estimates and assumptions, and is reconciled to Grover Charitable Gaming’s operating income, the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Grover Operating Income to Grover Adjusted EBITDA.” Grover Adjusted EBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC. Grover Adjusted EBITDA may differ materially from similarly titled measures presented by other companies, including Consolidated AEBITDA, and is presented solely for the purposes of calculating and reconciling Combined AEBITDA and calculating Combined net debt leverage ratio, including periods prior to the acquisition. Grover Adjusted EBITDA is not calculated consistently with Consolidated AEBITDA, and includes different adjustments based on the unaudited and preliminary financial statements provided by Grover’s management prior to the closing of the acquisition.
Grover Adjusted EBITDA is reconciled to Grover Charitable Gaming’s operating income, and includes the following adjustments, as applicable: (1) depreciation and amortization; (2) other income/expenses primarily related to non-operating gain and losses; and (3) elimination of certain non-recurring distribution costs expected to be eliminated in connection with the consummation of the acquisition and certain other immaterial adjustments.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA and Grover Adjusted EBITDA and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP and should be read in conjunction with the Company's financial statements filed with the SEC. Combined AEBITDA may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Combined net debt leverage ratio.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Consolidated AEBITDA, Normalized EBITA, Adjusted NPATA and Adjusted NPAT, Supplemental Business Segment Data and Reconciliation to Consolidated AEBITDA Margin.”
Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above titled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.”
Net Debt, Net Debt Leverage Ratio and Combined Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 14 of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in Note 10 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.
Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. Combined net debt leverage ratio, as used herein, represents Net debt divided by Combined AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

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